Exhibit 99(a)(1)(J)

Exhibit (a)(l)(J) POWER OF ATTORNEY THIS POWER OF ATTORNEY is made this 23'' day of November 2017 by Mr. Frederic Collet, acting as Directeur General ofNovartis Groupe France S.A., a societe anonyme incorporated under the laws of France with a share capital of 103,000,000 euros, with its registered office located at 2/4 rue Lionel Terray, 92500 Rueil Malmaison, France and registered with the Trade and Companies Registry ofNanterre under number 709 804 538 (the "Company"). WHEREAS In connection with the potential acquisition of all of the outstanding ordinary shares, nominal value €0.10 per share, of Advanced Accelerator Applications S.A., a corporation organized under the laws of France with its registered office at 20 rue Diesel, 01630 Saint-Genis-Pouilly, France and registered with the Trade and Companies Registry of Bourg-en-Bresse under number 441 417 110 ("AAA"), including ordinary shares represented by American Depositary Shares, and ordinary shares issuable upon the exercise of outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated ordinary shares (the "Transaction"), the Company expects to (i) issue various communications; (ii) execute a definitive memorandum of understanding by and among the Company, Novartis AG and AAA and other documents required to give effect to the Transaction (the "Agreements"); and (iii) submit regulatory and other filings; and the Company wishes to grant this power of attorney to help facilitate the timely execution and delivery thereof. APPOINTMENT I. The Company hereby makes, appoints and constitutes for the purposes set forth herein each of the following individuals: a. Nigel Sheail; b.Keren Haruvi Snir; c. Ramon Zapata; d. Peter Louwagie; e. Augusto Lima; f.J a nathan Emery; g. Kim Parker; h. Benjamin Brad; i. Jeffrey Holgate; j. Susan Jones; k. Ryan Foley; and I. Frank Smith (each, an "Attorney", together the "Attorneys") as its true and lawful attorney and agent. Any two Attorneys acting together shall have the power and authority to, in the name and on behalf of the Company, take any and all actions that the Attorneys may deem necessary or advisable in connection with the Transaction, including, but not limited to, negotiating, approving, signing, executing, delivering, submitting and/or issuing on behalf of the Company, any and all agreements, contractual instruments, assignments, assumptions, certificates, deeds, notices, instruments, amendments, documents, filings or any other additional writings or communications whatsoever (whether under hand or seal or as a deed and in the Company's name or otherwise, and with any amendments, including amendments of substance), including the Agreements, that the Attorneys may deem necessary or advisable in connection with the Transaction (the "Appointment"). 2. The Appointment shall in all circumstances remain in force until 31 December 2018 (the "Termination Date"), but shall be of no further effect after the Termination Date. 3. Any and all actions taken by any two Attorneys in good faith and in fm1herance of the grant of power hereto, including but not limited to, the execution of any and all documents and agreements, on or before the Termination Date, shall for all purposes be valid and binding upon the Company and its successors and assigns. The Company hereby ratifies and confirms, and agrees to ratify and confirm, any and all actions any two of the Attorneys takes, or purports to take, in the exercise or purported exercise of the powers conferred by this Power of Attorney. 4. The pm1icular powers enumerated in this Power of Attorney shall be given the widest interpretation. 5. This Power of Attorney and any non-contractual obligations arising out of or in connection with such Power of Attorney shall be governed by and construed in accordance with the laws of France. Any dispute arising out of or in connection with this Power of Attorney shall be submitted to the exclusive jurisdiction of the courts of France.

IN WITNESS whereof this Power of Attorney has been duly executed by the Company this 23'd day of November 2017. :::i - Name: Mr. Frederic Collet Title: Directeur Gemfral